Registration Statement No. 333-275898 Filed pursuant to Rule 433

Auto-Callable Trigger PLUS Based on the Performance of the EURO STOXX 50® Index due October 3, 2031

Auto-Callable Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

This document provides a summary of the terms of the Auto-Callable Trigger PLUS. Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus, and “Selected Risk Considerations” below, before making a decision to invest in the Auto-Callable Trigger PLUS.

SUMMARY TERMS
Issuer:	Royal Bank of Canada
Underlier:	The EURO STOXX 50® Index (Bloomberg symbol: “SX5E”)
Stated principal amount:	$1,000 per Auto-Callable Trigger PLUS
Pricing date:	September 16, 2026
Original issue date:	September 21, 2026
Call observation date:	September 23, 2027
Call settlement date:	September 28, 2027
Valuation date:	September 30, 2031
Maturity date:	October 3, 2031
Automatic early redemption:	If, on the call observation date, the closing value of the underlier is greater than or equal to the initial underlier value, the Auto-Callable Trigger PLUS will be automatically redeemed for the early redemption payment on the call settlement date. No further payments will be made on the Auto-Callable Trigger PLUS after they have been redeemed.
Early redemption payment:	$1,173.00 per Auto-Callable Trigger PLUS (117.30% of the stated principal amount)
Payment at maturity:

If the Auto-Callable Trigger PLUS are not automatically redeemed prior to maturity, you will receive on the maturity date a cash payment per Auto-Callable Trigger PLUS determined as follows:

• If the final underlier value is greater than the initial underlier value:

$1,000 + ($1,000 × underlier return × leverage factor)

• If the final underlier value is less than or equal to the initial underlier value but greater than or equal to the trigger value:

$1,000

• If the final underlier value is less than the trigger value:

$1,000 + ($1,000 × underlier return)

Under these circumstances, the payment at maturity will be less than 80% of the stated principal amount. You will lose more than 20% and possibly all of the stated principal amount if the final underlier value is less than the trigger value.

Leverage factor:	150%
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Trigger value:	80% of the initial underlier value (rounded to two decimal places)
Initial underlier value:	The closing value of the underlier on the pricing date
Final underlier value:	The closing value of the underlier on the valuation date
CUSIP / ISIN:	78018DHA8 / US78018DHA81
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/1000275/000095010326013064/ dp252423_424b2-mseln668.htm

The initial estimated value of the Auto-Callable Trigger PLUS determined by us as of the pricing date, which we refer to as the initial estimated value, is expected to be between $911.50 and $961.50 per Auto-Callable Trigger PLUS and will be less than the public offering price of the Auto-Callable Trigger PLUS. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

■ The Auto-Callable Trigger PLUS     ■ The Underlier

HYPOTHETICAL PAYOUT AT MATURITY*
Underlier Return	Payment at Maturity
50.00%	$1,750.00
40.00%	$1,600.00
30.00%	$1,450.00
20.00%	$1,300.00
10.00%	$1,150.00
5.00%	$1,075.00
2.00%	$1,030.00
0.00%	$1,000.00
-5.00%	$1,000.00
-10.00%	$1,000.00
-20.00%	$1,000.00
-20.01%	$799.90
-30.00%	$700.00
-40.00%	$600.00
-50.00%	$500.00
-60.00%	$400.00
-70.00%	$300.00
-80.00%	$200.00
-90.00%	$100.00
-100.00%	$0.00

* All payments are subject to our credit risk

Underlier

For more information about the underlier, including historical performance information, see the accompanying preliminary pricing supplement.

Selected Risk Considerations

An investment in the Auto-Callable Trigger PLUS involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Auto-Callable Trigger PLUS. Some of the risks that apply to an investment in the Auto-Callable Trigger PLUS are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement, product supplement and preliminary pricing supplement. You should not purchase the Auto-Callable Trigger PLUS unless you understand and can bear the risks of investing in the Auto-Callable Trigger PLUS.

Risks Relating to the Terms and Structure of the Auto-Callable Trigger PLUS

▪	The Auto-Callable Trigger PLUS do not pay interest or guarantee return of principal.
▪	If the Auto-Callable Trigger PLUS are automatically redeemed prior to maturity, the potential payment on the Auto-Callable Trigger PLUS is limited to the early redemption payment.
▪	Your return on the Auto-Callable Trigger PLUS may be lower than the return on a conventional debt security of comparable maturity.
▪	The automatic early redemption feature may limit the term of your investment to approximately one year.
▪	Payments on the Auto-Callable Trigger PLUS are subject to our credit risk, and market perceptions about our creditworthiness may adversely affect the market value of the Auto-Callable Trigger PLUS.
▪	Any payment on the Auto-Callable Trigger PLUS will be determined based on the closing values of the underlier on the dates specified.
▪	The U.S. federal income tax consequences of an investment in the Auto-Callable Trigger PLUS are uncertain.

Risks Relating to the Initial Estimated Value of the Auto-Callable Trigger PLUS and the Secondary Market for the Auto-Callable Trigger PLUS

▪	There may not be an active trading market for the Auto-Callable Trigger PLUS; sales in the secondary market may result in significant losses.
▪	The initial estimated value of the Auto-Callable Trigger PLUS will be less than the public offering price.
▪	The initial estimated value of the Auto-Callable Trigger PLUS is only an estimate, calculated as of the pricing date.

Risks Relating to Conflicts of Interest and Our Trading Activities

▪	Hedging and trading activity by us and our affiliates could potentially adversely affect the value of the Auto-Callable Trigger PLUS.
▪	Our and our affiliates’ business and trading activities may create conflicts of interest.
▪	RBCCM’s role as calculation agent may create conflicts of interest.

Risks Relating to the Underlier

▪	You will not have any rights to the securities included in the underlier.
▪	The Auto-Callable Trigger PLUS are subject to risks relating to non-U.S. securities markets.
▪	The Auto-Callable Trigger PLUS do not provide direct exposure to fluctuations in exchange rates between the U.S. dollar and the euro.
▪	We may accelerate the Auto-Callable Trigger PLUS if a change-in-law event occurs.
▪	Any payment on the Auto-Callable Trigger PLUS may be postponed and adversely affected by the occurrence of a market disruption event.
▪	Adjustments to the underlier could adversely affect any payments on the Auto-Callable Trigger PLUS.
▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Auto-Callable Trigger PLUS.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “United States Federal Income Tax Considerations” concerning the U.S. federal income tax consequences of an investment in the Auto-Callable Trigger PLUS, and you should consult your tax adviser.

Royal Bank of Canada has filed a registration statement (including a product supplement, underlying supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying preliminary pricing supplement.